EMPLOYMENT AGREEMENT

This Employment Agreement effective as of January 2, 2012 (this “Agreement”) is entered into by and between BLUE DOLPHIN ENERGY COMPANY, a Delaware corporation (the “Company”), and Thomas J. McReynolds, Jr. (the “Executive”).

1. Employment.  On the terms and subject to the conditions set forth herein, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company.

2. Duties and Responsibilities. Subject to the terms of this Agreement, the Company will employ the Executive as the Chief Financial Officer, CFO,and Senior Vice President, SVP, of the Company and the Executive will perform the duties, functions and services as are customarily or otherwise reasonably incidental to that position and such other duties, functions and services with respect to the Company, and the other subsidiaries of the Company (the “Group”) as may be determined by the Board of Directors of the Company or the applicable Group member.  The Executive shall be based in Houston, Texas.

3. Compensation and Other Executive Benefits.  As compensation for the Executive’s services hereunder during the Employment Term (as defined in Section 4), the Company will during the Employment Term:

(a) pay to the Executive an annual base salary (the “Base Salary”) of $200,000 in accordance with the then current payroll policies of the Company, which Base Salary will be subject to increase (but not decrease) at the discretion of the Company;

(b) pay to the Executive bonuses from time to time as determined by the Board of Directors of the Company, in its sole and absolute discretion, which bonuses shall be based on a calendar year performance and paid on or about the 31st of March the following year;

(c) subject to the right of the Company to amend or terminate any employee benefit, compensation or welfare plan, (i) afford the Executive the right to participate in (A) such medical and dental plans as the Company makes available to its exempt salaried employees generally during the Employment Term and (B) any employee and/or group benefit plans that the Company makes available to its exempt salaried employees generally during the Employment Term (including, without limitation, disability, accident, medical, life insurance and hospitalization plans) and (ii) subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time, reimburse the Executive for the reasonable out-of-pocket expenses he incurs in the course of performing his duties hereunder, including parking and use of a cell phone.

(d) give the Executive 15 days of paid vacation each calendar year under current Company policy.  These days expire December 31 of each year with no payment for any unused days, and 15 new days shall become available on January 1 of each year. Should the Company plan change to allow for unused days to be carried over to the next calendar year, the Executive’s rights will mirror the Company’s plan;

(e) give the Executive 40 hours per year for personal time, and

(f) grant to Executive pursuant to the terms of that certain stock option agreement dated the date hereof the option to acquire a number of shares of the common stock of the Company equal to 100,000 divided by the average share price the first 5 trading days after consummation of the Nixon Blue Dolphin transaction and pursuant to the terms and subject to the conditions provided in such stock option agreement. The options will vest over three years in equal amounts on the first, second andthird anniversary dates of the effective date of this agreement. Additional participation in the stock option plan is at the discretion of the CEO and the Board of Directors.

4. Term.  The term of the Executive’s employment under this Agreement (the “Employment Term”) will be for a term of three (3) years commencing on the date of this Agreement (the “Initial Term”), with the term thereafter extending for successive one year periods provided, however, that either party may elect for the Employment Term to terminate effective any time subsequent to the expiration of the Initial Term if such party provides written notice of such termination at least six (6) months in advance of such termination.

5. Change of Control   In the event there is a Change in Control  (as defined in the 2000 Stock Incentive Plan of the Company) subsequent to the Change in Control that will take place as a result of the issuance of shares to Lazarus Energy Holding or as a result of the possible distribution of LEH’s share in BDCO to its current owners, the Executive shall be entitled to a severance pay equal to two times the Base Salary in the event that he elects within 90 days of such Change in Control not to thereafter continue his employment with the Company.In the event the Executive elects within 90 days of such Change in Control not to continue his employment, the Post Employment Restrictive Period (hereinafter defined) will be reduced to half.In addition, all options currently held by the Executive shall become fully vested and exercisable.

6. Termination of Employment.

(a)           For Due Cause.  If the Company has Due Cause (as hereinafter defined) to terminate the Executive’s employment, the Company will be entitled to terminate the Executive’s employment at any time by delivering written notice of that termination to the Executive, in which event (i) that termination will be effective immediately on the delivery of that notice, (ii) the Company will pay to the Executive his Base Salary accrued and unpaid to the date of that termination and (iii) all the rights and benefits the Executive may have under the employee benefit, bonus and/or stock option plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs.  “Due Cause” means:  (i) the Executive has committed a willful serious act, such as fraud, embezzlement or theft, against any member of the Group, intending to enrich himself at the expense of the Group; (ii) the Executive has been indicted of a felony charge or entered a plea of nolo contendere or been convicted of a misdemeanor charge involving moral turpitude; (iii) the Executive has engaged in conduct that has caused demonstrable and serious injury, monetary or otherwise, to any member of the Group; (iv) the Executive, in carrying out his duties hereunder, has been guilty of willful gross negligence or willful gross misconduct; (v) the Executive has refused to carry out his duties hereunder in gross dereliction of those duties or (vi) the Executive has materially breached this Agreement.

(b)           Death.  If the Executive dies, (i) the Executive’s employment will terminate on the date of his death, (ii) the Company will pay to the Executive’s estate the Executive’s Base Salary accrued and unpaid through the end of the month in which he dies and (iii) all rights and benefits the Executive (or his estate) may have under the employee benefit, bonus and/or stock option plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs.

(c)           Disability.  If the Executive suffers a Disability (as hereinafter defined), (i) the Executive’s employment will terminate on the date on which the Company determines that the Disability has occurred, (ii) the Company will pay to the Executive his Base Salary accrued and unpaid through the end of the month in which his employment is terminated because of that Disability and (iii) all the rights and benefits the Executive may have under the employee benefit, bonus and/or stock option plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs.  “Disability” means the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Executive to perform the duties and responsibilities then assigned to him hereunder for a period that can be reasonably expected to last more than 180 days.  That inability or incapacity will be documented to the reasonable satisfaction of the Company by appropriate correspondence from registered physicians reasonably satisfactory to the Company.

(d)           Voluntary Termination By Executive.  The Executive may voluntarily terminate his employment at any time by providing at least 30 days’ prior written notice to the Company.  In the event of such a voluntary termination, (i) the Company will pay to the Executive his Base Salary accrued and unpaid to the date his employment terminates and (ii) all the rights and benefits the Executive may have under the employee benefit, bonus and/or stock option plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs.

(e)           Other Terminations.  The Company will be entitled to terminate the Executive’s employment at any time for any reason.  If the Company terminates the Executive’s employment for any reason other than Due Cause or the Executive's Disability, the Company will pay to the Executive 50% of his Base Salary if the termination occurs during the first 6 months after the effective date of this Agreement and if the termination occurs more than 6 months after the effective date of this Agreement the Company will pay him an amount equal to his Base Salary. The termination will be in accordance with the then current payroll policies of the Company and all the rights and benefits the Executive may have under the employee benefit, bonus and/or stock option plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs.

7. Competition and Confidentiality.

(a)           The Executive acknowledges that:  (i) the Company, and other members of the Group are engaged in the business of providing services which include, but are not limited to, the ownership and operation of pipelines and other oil and gas facilities and oil and gas mineral interests, and the consideration and participation in Projects (as defined below  (the “Business”); (ii) the Executive’s work for the Company will give the Executive the trade secrets of and other confidential information concerning the Company and the other members of the Group; (iii) the Executive’s covenants in this Section 6 are essential to protect the Business and the goodwill of the Group and they impose a reasonable restraint on the Executive in light of the activities and business of the Group on the date hereof; and (iv) the Executive has the means to support himself and his dependents other than by engaging in the Business in contravention of this Section 7, and this Section 7 will not impair his ability to provide that support.

Accordingly, the Executive covenants that he will not, at any time during the Employment Term or the period of two years after the termination of the Executive’s employment pursuant to Section 6(a), or (d) (the “Post-employment Restricted Period”), either directly or indirectly, through one more affiliates:  (i) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, dealer or distributor of any kind, in any business selling any products or providing any services in competition with the Business or the Group within the 30 mile radius area surrounding any facility in which any member of the Group is then engaged in providing that product or service (the “Territory”); (ii) call on or otherwise solicit any natural person who is at that time employed by any member of the Group in any managerial capacity with the purpose or intent of attracting that person from the employ of the Group; (iii) call on, solicit or perform services for, either directly or indirectly, any person that at that time is, or at any time within one year prior to that time was, a customer of any member of the Group within any Territory, for the purpose of soliciting or selling any product or service in competition with the Group within that Territory, and/or (iv) .engage in any acquisition, capital project, joint venture, investment or endeavor relating to the oil and gas industry which has been evaluated, investigated, contemplated or considered by the Company or any Group member at any time during the Employment Term, whether or not known to the Executive prior to the date hereof (a “Project”).  In consideration of the foregoing, the Company hereby agrees to provide to the Executive access to its Confidential Information (as hereinafter defined) and to pay the Executive compensation subsequent to the termination of his employment to the extent provided in Section 6(e).

Nothing herein shall prohibit the Executive from owning an interest in Seminole Energy Services LLC or being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)           The Executive acknowledges that:  (i) the Group has a legitimate business interest in the protection of its Confidential Information (as hereinafter defined); and (ii) the Group’s Confidential Information is a valuable asset worthy of and subject to protection by the Group.  Accordingly, the Executive covenants that:  (i) during the Employment Term and thereafter, the Executive will keep confidential all Confidential Information of the Group that is known to him and, except with the specific prior written consent of the Company or as required to be disclosed by law or the order of any agency, court or other governmental authority, not disclose that Confidential Information to any person except members of the Group and their employees, accountants, counsel and other designated representatives.  It is hereby understood and agreed that, during the Employment Term, the Executive may use the Confidential Information for the benefit of the Company and of the Group in connection with the ordinary course performance of his duties hereunder. “Confidential Information” of the Group means all know-how, trade secrets and other confidential or nonpublic information prepared for, by or on behalf of, or in the possession of, any member of the Group, including (i) nonpublic proprietary information, (ii) other information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, capital expenditure projects, cost summaries, equipment, product or system designs or drawings, pricing or other formulae, contract analyses, financial information, projections, customer lists, agreements with vendors, joint venture agreements, confidential filings with any agency, court or other governmental authority, (iii) any information which relates to any Project,  and (iv) all other concepts, methods, techniques and processes of doing business, ideas or information that can be used in the operation of a business or other enterprise and is sufficiently valuable, or potentially valuable, and secret to afford an actual or potential economic advantage over others.  Confidential Information does not include any information that currently is generally available to and generally known by the public or, through no fault of the Executive, hereafter becomes generally available to and generally known by the public.

 (c)           At any time at the request of the Company and promptly upon the termination of the Executive’s employment for any reason without the requirement of any request therefor, the Executive will deliver to the Company all the following then in the Executive’s possession or subject to disposition by the Executive:  (i) the originals and all copies of all Confidential Information; (ii) the originals and all copies of all books, business forms, drawings, files, lists, memoranda, notebooks, notes, records and other documents (including all thereof stored in computer memories or on disks, on microfiche or by any other means) which relate to the Business or any member of the Group, whether compiled, made or prepared by the Executive or by any other person; and (iii) all devices, equipment, tools and other tangible property owned or leased by any member of the Group.

(d)           It is the desire and intent of each of the parties that the covenants and agreements of the Executive in Sections 7(a), (b), and (c) (the “Restrictive Covenants”) be enforced to the fullest extent permissible under all applicable laws and public policies. However, in the event Executive resigns his employment on the basis that the Company and/or a member of the Group materially breached one or more provisions within this Agreement, such material breach(es) by the Company and/or any member of the Group shall render the Restrictive Covenants as provided for in Section 7(a) of this Agreementvoid and unenforceable, and bar the legal and equitable enforcement of these Restrictive Covenants by the Company and/or any member of the Group against the Executive. Accordingly, if any particular portion of any Restrictive Covenant is adjudicated to be invalid or unenforceable, that Restrictive Covenant will be deemed amended (i) to reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, then (ii) to delete therefrom the portion thus adjudicated to be invalid or unenforceable.  The Restrictive Covenants will inure to the benefit of any successor or successors to the Company and each other member of the Group.

(e)           The Executive acknowledges that (i) the Restrictive Covenants are expressly for the benefit of the Company and the other members of the Group, (ii) one or more of the members of the Group would be irreparably injured by a violation of any of the Restrictive Covenants and (iii) the members of the Group would have no adequate remedy at law in the event of such violation.  Therefore, the Executive acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by the Executive with the Restrictive Covenants, and that all members of the Group are third party beneficiaries of this Agreement.

8. No Conflicts.  The Executive represents and warrants that the Executive is under no contractual or other restriction or obligation that will (a) limit the Executive’s activities on behalf of the Company or (b) prohibit or inhibit disclosure or use by the Executive of any information in possession of the Executive that directly or indirectly relates to the operation or business of the Company or the services to be rendered by the Executive, under this Agreement or otherwise.

9. Notices.  All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a)           If to the Company:

Blue Dolphin Energy Company
801 Travis, Suite 2100
Houston, Texas 77002
Attn:    Ivar Siem

(b)           If to the Executive:

Thomas J. McReynolds, Jr.
6613 Wanita Place
Houston, TX 77007

10. Governing Law.  This Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas and the venue for all disputes will be Harris County, Texas.

11. Additional Instruments.  The Executive and the Company will execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

12. Entire Agreement and Amendments.  This Agreement contains the entire agreement of the Executive and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof.  This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought.

13. Headings.  The headings of Sections and subsections hereof are included solely for convenience and will not control the interpretation of any of the provisions hereof.

14. Tax Withholding.  Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

15. Separability.  If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Executive and the Company will promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

16. Assignments.  The rights and obligations of the Executive under this Agreement are personal to him, and none of those rights, benefits or obligations will be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise contemplated hereby.

17. Effect of Agreement.  Subject to the provisions of Section 15 with respect to assignments, this Agreement will be binding on the Executive and his heirs, executors, administrators, legal representatives and assigns and on the Company and its successors and assigns, except as otherwise contemplated hereby.  The Executive acknowledges that the provisions of Section 6 are for the benefit of all of the members of the Group, in addition to the Company.

18. Execution.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement.

19. Waiver of Breach.  The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date first above written.

BLUE DOLPHIN ENERGY COMPANY	EXECUTIVE

By: __________________________________	__________________________________________
Name:________________________________	Thomas J. McReynolds, Jr. Title: _________________